Exhibit 99.1

Zale Corporation Reports First Quarter Fiscal 2011 Results

  Revenues of $327 million compared to $329 million in prior year
  Comparable store sales down 1.1%
  Gross margin of 50.5%, an increase of 190 basis points compared to prior year
  Operating margin improved $15 million, or 440 basis points, from prior year

DALLAS--(BUSINESS WIRE)--November 23, 2010--Zale Corporation (NYSE: ZLC) today announced that for the first fiscal quarter ended October 31, 2010, it had a net loss from continuing operations of $97 million, or $3.03 per share, compared to a net loss from continuing operations of $60 million, or $1.87 per share, in the comparable quarter last year. Net loss from continuing operations for the first quarter of fiscal 2011 includes a previously announced charge to interest expense of $46 million, of which $31 million is non-cash, which resulted from the First Amendment to our Senior Secured Term Loan.

Revenues for the quarter ended October 31, 2010 were $327 million, a decrease of 0.7% compared to $329 million in the same period in the prior year. Same store sales during the quarter ended October 31, 2010 decreased 1.1%, compared to a decrease of 6.8% during the comparable period in the prior year.

For the quarter ended October 31, 2010, the Company achieved gross margin on sales of 50.5%, compared to 48.6% in the comparable quarter last year. The 190 basis point improvement was primarily due to higher recognized warranty revenues during the fiscal 2011 quarter.

The Company reduced selling, general and administrative expenses by $8 million, or 3.9%, to $195 million in the quarter ended October 31, 2010, compared to $203 million in the same period in the prior year. This resulted primarily from the Company’s initiatives to reduce expenses, including store closures and lower professional fees.

For the first quarter of fiscal 2011, operating loss improved by $15 million to $42 million, compared to $57 million in the prior year quarter. Operating margin was negative 12.8% for the quarter ending October 31, 2011, compared to negative 17.2% in the same period in the prior year.

In the quarter ended October 31, 2010, the Company recorded an income tax benefit of $0.1 million, compared to an expense of $1.2 million in the comparable period in the prior year.

Inventory at October 31, 2010 stood at $834 million, a decrease of $68 million from October 31, 2009, due principally to store closures and efficiencies achieved in our supply chain operations. As of October 31, 2010, the Company had outstanding debt of $450 million, compared to $466 million as of October 31, 2009. The Company’s asset-backed revolving credit facility increases to $650 million during the Holiday season to provide liquidity for Holiday purchases.

“Since February 2010 when we began implementing our turnaround plan, each fiscal quarter has shown improvement,” commented Theo Killion, Chief Executive Officer. “The second fiscal quarter will provide an important barometer of the progress we’re making in our turnaround.”

“The improvement in our financial performance signifies an important first step in returning to profitability,” commented Matt Appel, Executive Vice President and Chief Financial Officer. “Our continuing discipline with respect to promotion, inventory and cost levels will serve us well as we enter this Holiday selling season.”

Conference Call

A conference call will be held today at 8:00 a.m. Eastern Time. Parties interested in participating should dial 877-545-6744 or 706-634-1959 (passcode: 24389610) five minutes prior to the scheduled start time. A live webcast of the conference call, as well as a replay, will be available on the Company’s Web site at www.zalecorp.com on the Investor Relations section. For additional information, contact Investor Relations at 972-580-4391.

About Zale Corporation

Zale Corporation is a leading specialty retailer of diamonds and other jewelry products in North America, operating approximately 1,900 retail locations throughout the United States, Canada and Puerto Rico, as well as online. Zale Corporation's brands include Zales Jewelers, Zales Outlet, Gordon's Jewelers, Peoples Jewellers, Mappins Jewellers and Piercing Pagoda. Zale also operates online at www.zales.com, www.zalesoutlet.com, www.gordonsjewelers.com, www.peoplesjewellers.com and www.pagoda.com. Additional information on Zale Corporation and its brands is available at www.zalecorp.com.

This release and related presentations contain forward-looking statements, including statements regarding the expected effect of the financings and other agreements on our business, including our ability to return to profitability and provide the working capital necessary to execute our merchandising and marketing initiatives. Forward-looking statements are not guarantees of future performance and a variety of factors could cause the Company's actual results to differ materially from the results expressed in the forward-looking statements. These factors include, but are not limited to: if the general economy continues to perform poorly, discretionary spending on goods that are, or are perceived to be, “luxuries” may decrease; the concentration of a substantial portion of the Company’s sales in three, relatively brief selling seasons means that the Company’s performance is more susceptible to disruptions; most of the Company’s sales are of products that include diamonds, precious metals and other commodities, and fluctuations in the availability and pricing of commodities could impact the Company’s ability to obtain and produce products at favorable prices; the Company’s sales are dependent upon mall traffic; the Company operates in a highly competitive industry; the financing market remains difficult, and if we are unable to meet the financial commitments in our current financing arrangements it will be difficult to replace or restructure these arrangements; and changes in regulatory requirements or in the Company’s private label credit card arrangement with Citibank may increase the cost or adversely affect the Company’s operations and its ability to provide consumer credit and write credit insurance. For other factors, see the Company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended July 31, 2010. The Company disclaims any obligation to update or revise publicly or otherwise any forward-looking statements to reflect subsequent events, new information or future circumstances, except as required by law.

ZALE CORPORATION AND SUBSIDIARIES CONSOLIDATED INCOME STATEMENT DATA (Unaudited, Dollars in thousands, except per share amounts)

	Three Months Ended October 31,
	2010	2009

Revenues	$327,037	$329,210
Cost of Sales	161,944	169,377
Gross Margin	165,093	159,833
% of Revenue	50.5%	48.6%
Selling, General and Administrative	195,203	203,056
% of Revenue	59.7%	61.7%
Depreciation and Amortization	10,722	13,363
Other Charges	1,120	-
Operating Loss	(41,952)	(56,586)
% of Revenue	(12.8)%	(17.2)%
Interest Expense	55,320	1,921
Loss Before Income Taxes	(97,272)	(58,507)
Income Tax (Benefit) Expense	(120)	1,205
Loss from Continuing Operations	(97,152)	(59,712)
Loss from Discontinued Operations, Net of Taxes	(730)	-
Net Loss	$(97,882)	$(59,712)

Basic net loss per common share:
Loss from continuing operations	$(3.03)	$(1.87)
Loss from discontinued operations	(0.02)	-
Net loss per share	$(3.05)	$(1.87)

Diluted net loss per common share:
Loss from continuing operations	$(3.03)	$(1.87)
Loss from discontinued operations	(0.02)	-
Net loss per share	$(3.05)	$(1.87)

Weighted Average Number of Common Shares Outstanding:
Basic	32,108	31,977
Diluted	32,108	31,977

ZALE CORPORATION AND SUBSIDIARIES CONSOLIDATED CONDENSED BALANCE SHEET DATA (Unaudited, amounts in thousands)

	October 31, 2010	October 31, 2009
ASSETS
Current Assets:
Cash and cash equivalents	$25,012	$24,038
Merchandise inventories	834,302	902,344
Other current assets	44,581	55,536
Total current assets	903,895	981,918

Property and equipment	699,023	701,623
Less accumulated depreciation and amortization	(533,360)	(472,303)
Net property and equipment	165,663	229,320

Other assets	208,780	170,920
Total Assets	$1,278,338	$1,382,158

LIABILITIES AND STOCKHOLDERS’ INVESTMENT
Current liabilities:
Accounts payable and accrued liabilities	$379,428	$359,892
Deferred tax liability	59,086	46,366
Total current liabilities	438,514	406,258

Long-term debt	450,454	465,500
Other liabilities	176,309	194,020

Stockholders’ Investment	213,061	316,380

Total liabilities and stockholders’ investment	$1,278,338	$1,382,158

CONTACT:
Zale Corporation
Investor Relations:
Roxane Barry, Director of Investor Relations, 972-580-4391